Exhibit 10.1

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED

BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT

TREATS AS PRIVATE OR CONFIDENTIAL.

MATERIAL SUPPLY AND DEVELOPMENT AGREEMENT

This Material Supply and Development Agreement (“Agreement”), effective on October 23, 2025 (the “Effective Date”), is between Medline Industries, LP, an Illinois limited partnership with its principal offices located at 3 Lakes Drive, Northfield, IL 60093 together with any affiliates who place orders pursuant to this Agreement (collectively, “Medline”), and Turn Therapeutics Inc. with offices at 250 North Westlake Blvd., #210, Westlake Village, CA 91362 (the “Supplier” and, together with Medline, the “Parties” and each a “Party”). This Agreement supersedes all other existing distribution, supply, or corporate program agreements between Supplier and Medline.

BACKGROUND

Supplier maintains certain 510(k) clearance(s) related to a [***] and a [***] (the “Supplier 510(k) Clearance”) that suppliers utilize to produce components and/or finished goods or materials for sale, including those items set forth on Exhibit A (collectively, the “Products”). Supplier and Medline hereby agree on pricing and other terms governing to the sale of Products by Supplier to Medline or to Medline’s designated converters or finished good manufactures (each a “Medline Designee”).

1.                  Products Covered by this Agreement. The products covered by this Agreement are those materials manufactured or sold by Supplier listed on Exhibit A, as well as any other materials, components, or goods provided by Supplier to Medline or a Medline Designee during the Term.

2.                  Appointment.

a.	Exclusive Field-of-Use License. Supplier hereby grants Medline an exclusive, worldwide field-of-use license during the Term to use the Supplier 510(k) Clearance(s) for [***]. For avoidance of doubt, at this time, Medline’s exclusivity is limited to the [***] field and does not extend to any other substrate

b.	Supplier hereby undertakes that it will not, will cause its affiliates not to, and will not authorize any of their respective representatives to, directly or indirectly, (i) purchase any Products from, or sell any goods or services to, any Medline Designee; (ii) engage in any discussions, negotiations, or arrangements relating to any such purchase or sale as set forth in clause (i); or (iii) induce or support in any way, the purchase or sale of any goods or services to or from such Medline Designee except through Medline.

c.	Product Line Extensions and Additional Fields of Use. Supplier and Medline acknowledge that the Products initially covered under this Agreement are limited to [***]. However, the Parties intend to collaborate on additional products, delivery formats, or substrates (including but not limited to foams, films, hydrogels, ointments, and dressings for over-the-counter or prescription use) that incorporate Supplier’s proprietary technology (each a “Line Extension”). Supplier hereby grants Medline an exclusive right of first negotiation for any Line Extension within the wound-care and over-the-counter (“OTC”) markets during the Term. Such exclusivity shall apply only if Medline provides written notice of its intent to pursue the Line Extension within ninety (90) days of Supplier’s proposal and thereafter enters good- faith negotiations for development and commercialization. If Medline declines or fails to respond within that time, Supplier may pursue the Line Extension independently or with third parties.

d.	Collaborative Development Partnership. The Parties agree to work together in good faith to identify, evaluate, and develop new products utilizing Supplier’s proprietary antimicrobial and carrier technologies for use in wound care, OTC, and such additional therapeutic or consumer categories as may be mutually agreed (“Development Programs”). Each Party shall designate a project lead to coordinate development activities. Medline shall provide reasonable manufacturing and commercial input consistent with its internal practices for comparable development programs, including market research, manufacturing, and sales forecasting support. Supplier shall provide formulation expertise, regulatory documentation, and data supporting product safety and efficacy. The Parties shall meet at least quarterly to review Development Program progress. The terms governing any jointly developed product-including ownership of intellectual property, regulatory submissions, manufacturing responsibility, and commercial exclusivity-shall be set forth in separate written addenda executed by both Parties and incorporated into this Agreement.

e.	Manufacturing Restriction and Non-Circumvention. Medline and its Designees shall purchase all [***] used in any Product or Line Extension exclusively from Supplier. Medline shall ensure that no Medline Designee, converter, or contract manufacturer formulates, compounds, or otherwise manufactures [***] or any substantially similar formulation, whether by reverse engineering, independent synthesis, or third-party supply, without Supplier’s prior written consent. Any breach of this Section shall constitute a material breach of this Agreement and grounds for immediate termination by Supplier.

3.                  Term and Renewal. This Agreement shall begin on the Effective Date and shall continue in effect for three (3) years (the “Initial Term”), and shall automatically renew for successive one (1) year periods (each a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party provides written notice of non-renewal at least one hundred twenty (120) days before the end of the then-current term.

4.                  Pricing and Payment Terms.

a.	The prices for Products Medline or a Medline Designee shall pay to Supplier shall be as set forth on Exhibit A (the “Prices”), subject to the terms and conditions herein. All Prices are listed in U.S. dollars. Except as explicitly stated herein, prices are firm.

b.	Supplier shall be permitted to increase Prices in the event that there is a documented fluctuation in raw material supply costs and (i) Supplier notifies Medline of such fluctuation within one hundred twenty (120) days prior to any increase taking effect; (ii) such increase is not more than five percent (5%) of the original Price; and (iii) there has not already been an increase in the Price for the twelve-month period of time before such increase takes effect; and (iv) Supplier provides Medline with documentation to substantiate the increase upon Medline’s request.

c.	All shipments shall be provided to the Medline Designee via the following freight term: FOB US port

5.                  Medline’s Duties.

                     Medline shall:

a.	In order to maintain exclusivity described in Section 2, the purchase orders issued by Medline and its Designees must, in the aggregate, meet the Volume Thresholds identified in Exhibit A. If Medline fails to meet the Volume Thresholds identified in Exhibit A for any year, Supplier shall notify Medline within sixty (60) days after the conclusion of such year and Medline shall have the option to purchase or authorize its Designees to purchase the difference between the Products actually purchased and the Volume Threshold (the “Shortfall”) within thirty (30) days of such notice. Any purchases made to satisfy the Shortfall shall be counted only against the Volume Threshold for the immediately prior year.

i.	If Medline elects not to satisfy the Shortfall pursuant to this Section, then Supplier may, upon written notice to Medline, release itself from the exclusivity obligation set forth in Section 2 of this Agreement and upon such notice, such restrictions shall be deemed null and void and Supplier shall have the right to sell Products to other entities on a non-exclusive basis. In such an event, Medline shall retain the right to purchase Products on a non-exclusive basis and all other sections of this Agreement shall remain in full force and effect. This shall constitute Supplier’s sole remedy in the event Medline fails to meet any Volume Threshold and fails to satisfy the Shortfall as described herein.

ii.	Notwithstanding anything to the contrary herein, Medline is not subject to any binding purchase obligations; this is not a take-or-pay contract.

b.	Submit or direct a Medline Designee to submit its order for Products via EDI transaction on its standard purchase order form the terms and conditions of which are incorporated herein by reference thereto to the extent such terms and conditions do not conflict with the terms and conditions of this Agreement, unless Supplier is incapable of processing orders submitted via EDI. To the extent there is such a conflict, the terms and conditions of this Agreement shall control.

c.	Pay for such orders submitted by Medline in accordance with the payment terms specified in Section 4 above. For avoidance of doubt, Medline does not guarantee and is not responsible for paying for orders submitted by a Medline Designee.

d.	Maintain complete and accurate records for such periods as may be required by applicable law, of all the Products sold by it.

e.	Commercial and Development Efforts. Medline may, at its discretion, devote commercial and development efforts to the Products and any Line Extensions or Development Programs. Such efforts, if undertaken, may be consistent with those that Medline customarily applies to other new products of similar market potential and strategic importance within its portfolio (“Equivalent Commercial Efforts”). These efforts may include but are not limited to, product-launch planning, marketing and sales training, advertising, participation in trade and customer programs, and reasonable collaboration with Supplier on product design, claims development, and marketing materials for new formulations and substrates. : Notwithstanding the foregoing, nothing in this section shall be construed as a guarantee by Medline to Supplier of any specific level or outcome of commercial or development efforts, or any commitment to undertake such efforts. All such activities are subject to Medline’s sole discretion.

6.                  Supplier’s Duties.

                     Supplier shall:

a.	Manufacture the Products in accordance with the Specifications.

b.	Label the Products in accordance with Medline’s written instructions.

c.	Deliver Products as set forth herein within 144 days of receipt of the purchase order (the “Lead Time”).

d.	Use best efforts to maintain ninety-eight percent (98%) fill rate on all orders for Products. Fill Rate is defined as complete line items shipped on the scheduled monthly ship date.

e.	Adequately label, package and deliver the Products. Supplier shall bear all costs associated with label printing, labeling, and packaging of the Product.

f.	Notify Medline immediately in writing should Supplier become aware of any defect or condition which may render any of the Products in violation of the Food, Drug and Cosmetic Act or any other applicable law.

g.	Notify the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Products which are required to be so reported. Medline and Supplier shall provide each other with any information it receives regarding such occurrences. Supplier shall be responsible for evaluating all complaints and for responding to Medline in writing. The parties will cooperate fully with each other in effecting any recall of the Products, including communications with any purchasers or users.

h.	Use commercially reasonable efforts to comply with the Universal Product Number (UPN) standard within 180 days of the Effective Date. The UPN is a number that uniquely identifies a healthcare product at each salable unit of measure.

i.	Add Medline and Medline’s Designee as an authorized manufacturer on the Supplier 510(k) Clearance for the [***].

7.                  Representations and Warranties.

a.	Supplier represents and warrants that:

i.	Supplier has the right to enter this Agreement and make the promises and grants contained herein; and

ii.	the Products shall comply with the Specifications and all written representations and warranties published or distributed by Supplier, including any representations or warranties in Supplier’s marketing materials; and

iii.	the Products will not infringe on any intellectual property right of any third party.

b.	Medline represents and warrants that:

i.	Medline has the right to enter this Agreement and make the promises contained herein.

8.                  Products Warranties, Indemnification and Insurance.

a.	Supplier specifically warrants to Medline that the Products are free from defects in design, workmanship and materials and are in compliance with the specifications and claims made by Supplier for them.

b.	Indemnification by Medline. Subject to Section 7(d) and (e), Medline shall defend, indemnify and hold harmless Supplier, its officers, directors, employees and agents from and against any and all third-party liabilities, claims, lawsuits, losses, damages, expenses (including reasonable attorneys’ fees) and costs (hereinafter “Claims”) to the extent such Claims result from or arise out of (a) the breach by Medline of any of its covenants, representations, obligations or warranties set forth in this Agreement, (b) Medline’s breach of any applicable Laws, or (c) gross negligence, recklessness or intentional misconduct on the part Medline.

c.	Indemnification by Supplier. Subject to Section 7(d) and (e), Supplier agrees to defend, indemnify, and hold harmless Medline, its affiliates, officers, directors, employees, and agents, from and against any and all third party Claims arising from the Products or any other product designed, manufactured, or marketed by Supplier and distributed by Medline. Supplier’s indemnity in this subsection shall include all Claims of any kind and on any theory of recovery, including but not limited to product liability, intellectual property infringement, negligent or defective design or manufacture, and false or misleading claims or advertisements made by Supplier.

d.	Indemnification Procedures. The indemnified party shall provide the indemnifying party with: (i) prompt written notice of any Claim, provided, however, that any failure by such indemnified party to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder except to the extent the indemnifying party is actually prejudiced thereby; (ii) all requested information in the indemnified party’s possession concerning any Claim; (iii) reasonable cooperation and assistance in the defense and/or settlement of any Claim; and (iv) authority to defend and/or settle any Claim, subject to the approval of the indemnified party, such approval not to be unreasonably withheld, conditioned or delayed. In all events, the indemnified party shall have the right to participate in the defense of any such suit or proceeding, with counsel of its own choice and at its own sole expense unless the indemnifying party has agreed in writing to pay such fees and expenses of separate counsel. The indemnifying party agrees to reimburse each indemnified party promptly for all such Claims as they are incurred by such indemnified party in connection with the investigation of, preparation for or defense as requested by the indemnifying party of any pending or threatened Claim or any action or proceeding arising therefrom.

e.	Notwithstanding the foregoing, the indemnifying party shall not be entitled to control the investigation, trial and defense of any Claim and any appeal arising therefrom and shall pay the fees and expenses of one counsel retained by the indemnified party if (i) the Claim relates to or arises in connection with any criminal proceeding, action, or indictment, (ii) the nature of the Claim creates a conflict or otherwise makes it inadvisable for the same counsel to represent the indemnified party and the indemnifying party, (iii) the Claim seeks an injunction or equitable relief against the indemnified party or any of its affiliates or (iv) the indemnifying party has failed or is failing to prosecute or defend vigorously the Claim.

f.	Supplier agrees to procure and maintain commercial general liability and products liability (including completed operations) insurance covering bodily injury and property damage, in the amount not less than three million dollars ($3,000,000) per occurrence (or such higher limits as Medline may reasonably request) with endorsements for blanket contractual liability and additional insured vendor’s liability. Supplier shall, on or before the delivery of any Product, furnish a certificate of insurance evidencing the foregoing coverage and limits in this section. Certificate shall also state that the insurer shall give Medline thirty (30) days prior written notice of any cancellation or non-renewal in coverage, list Medline as additional insured and certificate holder, and note that coverage provided is primary and non-contributory to any insurance Medline may have. Supplier’s Certificate of Insurance is attached as Exhibit B. Supplier shall notify Medline in writing of any changes to the Certificate of Insurance; however, such changes shall not modify or violate the terms of this sub-section (f).

9.                  Termination.

a.	Either Party shall have the right to terminate this Agreement on written notice if the other Party (i) commits or suffers any act of bankruptcy or insolvency, or (ii) commits a material breach of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of such breach.
b.	Medline shall have the right to terminate this Agreement upon thirty (30) days’ written notice to Supplier if Supplier, in Medline’s reasonable discretion, fails to meet Product quality obligations, or if Supplier fails to meet a ninety percent (90%) fill rate in any six-month period.

c.	In the event of any breach or missed obligation described in sub-section (b) of this Section 9, the Parties will discuss ways to remedy the breach or missed obligation promptly after receiving notice of such breach or missed obligation and shall provide thirty (30) days’ written notice to the Party who has breached or missed an obligation to remedy such breach or missed obligation.

d.	If Medline terminates this Agreement pursuant to this Section 9, Medline may, at its sole option, (i) require Supplier to repurchase Medline’s inventory of Products that have not expired and are in original packaging suitable for resale at 100% of billed cost; or (ii) sell the Products in Medline’s inventory after termination.

10.                Procedures on Termination. On the termination or expiration of this Agreement, for whatever reason, Supplier shall continue to honor Medline’s orders for Products up to the effective date of termination and for a period of sixty (60) days thereafter, and Medline shall pay for such Products on the terms and conditions of this Agreement.

11.                Confidential Information. Supplier acknowledges and agrees that pursuant to this Agreement valuable information of a confidential nature, which includes but is not limited to marketing, sales and new Product development information may be disclosed by Medline to Supplier; that such information will be retained by Supplier in confidence; that the transmittal of such information by Medline to Supplier is upon the condition that the information is to be used solely for the purpose of effectuating this Agreement; and that Supplier shall not, either during the term of this Agreement or after its termination, use, publish or disclose or cause anyone else to use, publish or disclose any information supplied to Supplier by Medline other than for the purposes described above, whether purchased by Supplier or provided free of charge by Medline. Notwithstanding anything in the foregoing, the above restrictions on disclosure and use shall not apply to: (a) information (other than trace sales and rebate information submitted to Supplier by Medline, which shall be considered Medline’s confidential information for purposes of this Agreement) which is not identified in writing at the time of disclosure as “confidential” (or, if the information is disclosed orally, is identified at the time of disclosure as “confidential” and is confirmed to be confidential in writing within 30 days after the date of disclosure); (b) information which Supplier can show by written evidence was known to it at the time of receipt thereof from Medline; (c) information which is subsequently obtained from sources other than Medline who are not bound by a confidentiality agreement with Medline. The above restrictions shall not prohibit any disclosure which is required pursuant to a court order or administrative proceeding; provided that Supplier shall promptly notify Medline of the need for any such disclosure and shall give Medline a reasonable time to oppose such process. The above restrictions shall apply during the term of this Agreement and for a period of two years thereafter.

12.                Public Announcement. Supplier shall be required to publicly announce the existence of this Agreement and the collaboration between the Parties within seventy-two (72) hours following the Effective Date. Supplier shall ensure that any such public announcement redacts or omits all product-related, technical, pricing, or confidential information. Medline acknowledges and agrees that such public disclosure is necessary for compliance with Supplier’s public reporting and disclosure obligations. Supplier shall provide Medline with at least forty-eight (48) hours prior notice and a draft of any such public announcement for review; Medline shall provide any comments within that forty-eight (48) hour period and Supplier shall incorporate such feedback into the announcement, provided such feedback is reasonable and permitted under the public reporting and disclosure regulations.

13.                Recall. In the situation of a legally required recall arising out of the Products; Supplier should notify Medline’s Quality Department immediately and comply with all reasonable instructions provided by Medline. Supplier agrees that it will reimburse Medline for all reasonable costs associated with corrective actions (including recalls) arising out of the Products. Notwithstanding the foregoing, the parties agree that the reference to “costs” in this section shall not apply to any such costs, including fines or penalties, assessed as a result of any contributory action or inaction by Medline.

14.                Miscellaneous.

a.	Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given upon receipt if forwarded by personal delivery, certified mail, email, or facsimile transmission (transmission confirmed) properly addressed to the respective parties as set forth below until notice of a different address is supplied in accordance with this Section:

If to Medline:	Medline Industries, LP
Three Lakes Drive
Northfield, IL 60093
Attn: [[_______________]]
[[ @medline.com]]
cc: Dan Monico, dmonico@medline.com
If to Supplier:

b.	Entire Agreement. This Agreement is the entire agreement between the Parties hereto with regard to the subject matter of this Agreement, there being no prior written or oral promises or representations not incorporated herein with respect to such matters.

c.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, United States of America, without regard to (a) the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Illinois (USA), and (b) the United Nations Convention on Contracts for the International Sale of Goods (CISG), which is explicitly excluded.

d.	Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by arbitration administered by the International Chamber of Commerce in accordance with its Rules of Arbitration. The place of arbitration shall be Chicago, Illinois. The language of the arbitration shall be English. Arbitration proceedings under this Agreement may be consolidated with arbitration proceedings pending between the same or other parties if the arbitration proceedings arise from the same series of transactions or relate to the same subject matter. Consolidation will be by an order of the arbitrators in any of the pending cases or, if the arbitrators fail to make such an order, the parties may apply to any court of competent jurisdiction for such an order. The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Except as may be required by law, neither a party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

b.	Amendments. No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized employee of the Party to be bound.

c.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Medline may assign this Agreement upon written notice to Supplier. Supplier shall not assign its interest in this Agreement without prior written authorization of Medline.

d.	Counterparts. For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

e.	Survival. Sections 1, 2, 6, 7, 8, 9, 10, 11, and 12 shall survive termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have by their duly authorized officers executed this Agreement as of the Effective Date.

TURN THERAPEUTICS		MEDLINE INDUSTRIES, LP

By:	/s/ Bradley Burnam	By:	/s/ Susan Mueller
Name:	Bradley Burnam	Name:	Susan Mueller
Title:	CEO	Title:	General Manager, Division 81
Date:	10/23/2025	Date:	10/27/2025

Exhibit A

Products and Price

Exhibit B

Supplier’s Certificate of Insurance